Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis should be read in its entirety, since it contains detailed information that is important to understanding Protective’s results and financial condition.  The Overview below is qualified in its entirety by the full Management’s Discussion and Analysis.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

This report reviews Protective’s financial condition and results of operations including its liquidity and capital resources.  Historical information is presented and discussed.  Where appropriate, factors that may affect future financial performance are also identified and discussed.  Certain statements made in this report include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may contain words like “believe,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “will,” “shall,” “may,” and other words, phrases, or expressions with similar meaning.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the results contained in the forward-looking statements, and Protective cannot give assurances that such statements will prove to be correct.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  Please refer to “Known Trends and Uncertainties” herein for more information about factors which could affect future results.

OVERVIEW

Protective Life Insurance Company (Protective) and its subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Protective operates five business segments.  An operating segment is generally distinguished by products and/or channels of distribution.  Protective’s operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products, and Asset Protection.  In addition, Protective has another segment referred to as the Corporate and Other segment.

In 2003, Protective’s net income increased 47.4% to $232.0 million compared to $157.4 million in 2002.  Included in 2003 net income were net realized investment gains of $75.0 million compared to gains of $7.6 million in 2002.

The Life Marketing segment’s pretax operating income was $160.0 million in 2003, an increase of 27.5% over the $125.4 million reported in 2002.  The increase was primarily attributable to an increase in business-in-force.

The Acquisitions segment’s pretax operating income was $96.7 million in 2003, up slightly from the $96.4 million reported in 2002.  Increased earnings from recently completed transactions were offset by the expected declining earnings from older acquired blocks of business.

The Annuities segment’s pretax operating income was $13.2 million in 2003, a decline of $1.5 million from the $14.7 million reported in 2002.  The decrease is primarily due to interest spread compression and low sales of fixed annuities caused by lower interest rates in 2003.

Stable Value Products pretax operating income was $38.9 million in 2003, compared to $42.3 million in 2002.  Average operating spreads decreased to 96 basis points in 2003, compared to 107 basis points in 2002.

The Asset Protection segment had pretax operating income of $16.0 million in 2003, compared to a loss of $6.7 million in 2002.  This increase in pretax operating income was primarily due to improvements in service contract lines and charges recorded in 2002 due to negative trends in service contract and other product lines.

Corporate and Other had a pretax operating loss of $20.8 million in 2003 compared to a loss of $27.9 million in 2002.  An increase in investment income and improved results from the insurance lines contributed to the change.

CRITICAL ACCOUNTING POLICIES

Protective’s accounting policies inherently require the use of judgments relating to a variety of assumptions and estimates, in particular expectations of current and future mortality, morbidity, persistency, expenses, and interest rates.  Because of the inherent uncertainty when using the assumptions and estimates, the effect of certain accounting policies under different conditions or assumptions could be materially different from those reported in the consolidated financial statements.  A discussion of the various critical accounting policies is presented below.

Protective incurs significant costs in connection with acquiring new insurance business.  These costs, which vary with and are primarily related to the production of new business and coinsurance of blocks of policies, are deferred.  The recovery of such costs is dependent on the future profitability of the related policies.  The amount of future profit is dependent principally on investment returns, mortality, morbidity, persistency, and expenses to administer the business and certain economic variables, such as inflation.  These factors enter into management’s estimates of future profits which generally are used to amortize certain of such costs.  Accounting for other intangible assets such as goodwill also requires an estimate of the future profitability of the associated lines of business.  Revisions to estimates result in changes to the amounts expensed in the reporting period in which the revisions are made and could result in the impairment of the asset and a charge to income if estimated future profits are less than the unamortized deferred amounts.

Protective has a deferred policy acquisition costs asset of approximately $99.7 million related to its variable annuity product line with an account balance of $2.2 billion at December 31, 2003.  Protective monitors the rate of amortization of the deferred policy acquisition costs associated with its variable annuity product line.  The methodologies employ varying assumptions about how much and how quickly the stock markets will appreciate.  The primary assumptions used to project future profits as part of the analysis include: a long-term equity market growth rate of 9%, reversion to the mean methodology with a reversion to the mean cap rate of 14%, reversion to the mean period of 5 years, and an amortization period of 20 years.  A recovery in equity markets, or methodologies and assumptions that anticipate a recovery, results in lower amounts of amortization, and a worsening of equity markets results in higher amounts of amortization.

Establishing an adequate liability for Protective’s obligations to its policyholders requires the use of assumptions.  Liabilities for future policy benefits on traditional life insurance products require the use of assumptions relative to future investment yields, mortality, persistency and other assumptions based on Protective’s historical experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation.

Protective also establishes liabilities for guaranteed minimum death benefits (GMDB) on its variable annuity products.  The methods used to estimate the liabilities employ assumptions about mortality and the performance of equity markets.  Protective assumes mortality of 60% of the National Association of Insurance Commissioners 1994 Variable Annuity GMDB Mortality Table to reflect improvements in mortality since the table was derived and other factors.  Future declines in the equity market would increase Protective’s GMDB liability.  Differences between the actual experience and the assumptions used result in variances in profit and could result in losses. Protective’s GMDB at December 31, 2003, are subject to a dollar-for-dollar reduction upon withdrawal of related annuity deposits on contracts issued prior to January 1, 2003.

Determining whether a decline in the current fair value of invested assets is an other-than-temporary decline in value can involve a variety of assumptions and estimates, particularly for investments that are not actively traded in established markets.  For example, assessing the value of certain investments requires Protective to perform an analysis of expected future cash flows or rates of prepayments.  Other investments, such as collateralized mortgage or bond obligations, represent selected tranches of a structured transaction, supported overall by underlying investments in a wide variety of issuers.  Protective’s specific accounting policies related to its invested assets are discussed in the Notes to the Consolidated Financial Statements.

Protective utilizes derivative transactions primarily in order to reduce its exposure to interest rate risk as well as currency exchange risk.  Assessing the effectiveness of these hedging programs and evaluating the carrying values of the related derivatives often involve a variety of assumptions and estimates. Protective employs a variety of methods for determining the fair value of its derivative instruments.  The fair values of interest rate swaps, interest rate swaptions, total return swaps and put or call options are based upon industry standard models which present-value the projected cash flows of the derivatives using current and implied future market conditions.

Determining Protective’s obligations to employees under its defined benefit pension plan and stock-based compensation plans requires the use of estimates.  The calculation of the liability related to Protective’s defined benefit pension plan requires assumptions regarding the appropriate weighted average discount rate, estimated rate of increase in the compensation of its employees and the expected long-term rate of return on the plan’s assets.  Accounting for other stock-based compensation plans may require the use of option pricing models to estimate PLC’s obligations.  Assumptions used in such models relate to equity market volatility, the risk-free interest rate at the date of grant, as well as the expected exercise date.

The assessment of potential obligations for tax, regulatory, and litigation matters inherently involve a variety of estimates of potential future outcomes.  Protective makes such estimates after consultation with its advisors and a review of available facts.

RESULTS OF OPERATIONS

PREMIUMS AND POLICY FEES

The following table sets forth for the periods shown the amount of premiums and policy fees, net of reinsurance (premiums and policy fees), and the percentage change from the prior period:

Year Ended December 31	Amount	Percentage Increase (Decrease)
	(in thousands)

2001	$618,668	26.3%
2002	810,043	30.9
2003	735,674	(9.2)

Premiums and policy fees were $810.0 million in 2002, an increase of $191.4 million or 30.9% from the $618.7 million reported for 2001.  During 2002, Protective discovered that it had overpaid the reinsurance premiums due on certain life insurance policies over a period of 10 years.  Protective recorded cash and receivables totaling $69.7 million, and a corresponding increase in premiums and policy fees, which reflected its then current estimate of amounts to be recovered.  Excluding this increase, premiums and policy fees in the Life Marketing segment increased $29.5 million due to an increase in sales.  Premiums and policy fees in the Acquisitions segment are expected to decline with time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made.  In June 2002, Protective coinsured a block of insurance policies from Conseco Variable Insurance Company (Conseco).  This transaction resulted in an increase in premiums and policy fees of $18.8 million.  The acquisition of Inter-State and First Variable resulted in a $27.0 million increase in premiums and policy fees.  Premiums and policy fees from older acquired blocks decreased $3.7 million.  Premiums and policy fees from the Annuities segment declined $2.3 million due to a decline in variable annuity management fees caused by the general decline in the equity markets.  Premiums and policy fees related to the Asset Protection segment increased $49.6 million due to continued higher sales in its service contracts lines.  Lower sales in other Asset Protection lines during 2002 were more than offset by a decline in the amount of reinsurance ceded.  The decline in reinsurance ceded was primarily due to a change in the form of a credit reinsurance agreement in 2002.  Premiums and policy fees relating to various insurance lines in the Corporate and Other segment increased $2.9 million.

Premiums and policy fees were $735.7 million in 2003, a decrease of $74.4 million or 9.2% from 2002 premiums and policy fees.  In 2003, Protective substantially completed its recovery of all of the previously mentioned reinsurance overpayments.  As a result, $18.4 million of premiums and policy fees were recorded in 2003 related to the collection of the reinsurance overpayment.  Overall, premiums and policy fees in the Life Marketing segment declined $21.5 million from 2002, reflecting an increase in the use of reinsurance.  Premiums and policy fees from the Conseco transaction resulted in an increase of $7.2 million.  Premiums and policy fees from older acquired blocks decreased $17.8 million as a result of normal lapsing of policies resulting from deaths of insureds or terminations of coverage.  Premiums and policy fees in the Annuities segment increased by $0.4 million in 2003.  Premiums and policy fees in the Asset Protection segment decreased by $41.3 million due to reduced credit earned premiums attributable to lower sales and the termination of non-core lines of business.  Premiums and policy fees in the Corporate and Other segment decreased by $1.4 million.

NET INVESTMENT INCOME

The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

Year Ended December 31	Amount	Percentage Increase	Percentage Earned on Average Cash and Investments
	(in thousands)

2001	$835,203	20.7%	7.0%
2002	971,808	16.4	6.8
2003	980,743	0.9	6.1

Net investment income in 2002 increased $136.6 million or 16.4% over 2001, and in 2003 increased $8.9 million or 0.9% over 2002, primarily due to increases in the average amount of invested assets.  Invested assets have increased primarily due to acquisitions, receiving stable value and annuity deposits, and the asset growth that results from the sale of various insurance products.  The Standard coinsurance transaction and the acquisition of Inter-State and First Variable resulted in an increase in investment income of $57.5 million in 2002.  The Conseco coinsurance transaction resulted in an increase in investment income of $13.3 million in 2003.  This increase was more than offset by $19.3 million decline in investment income from older acquisitions.

The percentage earned on average cash and investments was 6.8% in 2002 and 6.1% in 2003, due to the overall decline in interest rates on new investments.

REALIZED INVESTMENT GAINS (LOSSES)

Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs.

The following table sets forth realized investment gains (losses) relating to derivative financial instruments and all other investments for the periods shown:

Year Ended December 31	Derivative Financial Instruments	All Other Investments
	(in thousands)

2001	$2,182	$(6,123)
2002	(4,708)	12,314
2003	8,249	66,764

Realized investment gains and losses related to derivative financial instruments primarily represent changes in the fair values of certain derivative financial instruments.  Realized investment gains and losses related to derivatives include periodic settlements related to interest rate swaps intended to mitigate the risks associated with certain investments, but do not qualify as hedges under SFAS No. 133.

The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. Realized investment gains related to all other investments in 2002 of $73.0 million were largely offset by realized investment losses of $60.7 million. Realized investment gains related to all other investments in 2003 of $93.4 million were offset by realized investment losses of $26.6 million. During 2002 and 2003, Protective recorded other-than-temporary impairments in its investments of $17.8 million and $13.6 million, respectively.

Each quarter Protective reviews investments with material unrealized losses and tests for other-than-temporary impairments. Management analyzes various factors to determine if any specific other-than-temporary asset impairments exist. Once a determination has been made that a specific other-than-temporary impairment exists, a realized loss is recognized and the cost basis of the impaired asset is adjusted to its fair value. An other-than-temporary impairment loss is recognized based upon all relevant facts and circumstances for each investment. With respect to unrealized losses due to issuer-specific events, Protective considers the creditworthiness and financial performance of the issuer and other available information. With respect to unrealized losses that are not due to issuer-specific events, such as losses due to interest rate fluctuations, general market conditions or industry-related events, Protective considers its intent and ability to hold the investment to allow for a market recovery or to maturity together with an assessment of the likelihood of full recovery. See also “Liquidity and Capital Resources – Investments” included herein.

OTHER INCOME

The following table sets forth other income for the periods shown:

Year Ended December 31	Amount	Percentage Increase (Decrease)
	(in thousands)

2001	$38,578	9.6%
2002	41,483	7.5
2003	46,825	12.9

Other income consists primarily of revenues of Protective’s direct response businesses, service contract businesses, noninsurance subsidiaries, and rental of space in its administrative building to PLC.  In 2002, revenues from Protective’s service contract business increased $4.7 million.  Income from all other sources decreased $1.8 million.  In 2003, revenues from Protective’s service contract business increased $4.5 million.  Income from all other sources increased $0.8 million.

INCOME BEFORE INCOME TAX

Consistent with Protective’s segment reporting in the Notes to Consolidated Financial Statements, management evaluates the results of Protective’s segments on a before-income-tax basis as adjusted for certain items which management believes are not indicative of Protective’s core operations.  Segment operating income (loss) excludes net realized investment gains and losses and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity.  Periodic settlements of interest rate swaps associated with certain investments are included in realized gains and losses but are considered part of operating income because the interest rate swaps are hedging items affecting operating income.  Also, segment operating income (loss) excludes any net gains or losses on disposals of businesses, discontinued operations, and the cumulative effect of changes in accounting principles.  Although the items excluded from segment operating income (loss) may be significant components in understanding and assessing Protective’s overall financial performance, management believes that operating segment income (loss) enhances an investor’s understanding of Protective’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the insurance business (i.e., mortality and morbidity), consistent with industry practice.  However, Protective’s segment operating income (loss) measures may not be comparable to similarly titled measures reported by other companies.  Segment operating income (loss) should not be construed as a substitute for net income (loss) determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  “Total income from continuing operations before income tax” is a GAAP measure to which the non-GAAP measure “total operating income” may be compared.  Unlike total operating income, total income before income tax includes net realized investment gains and losses, the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments.  In the Annuities and Stable Value Products segments operating income excludes realized investment gains and losses and related amortization.  In the Corporate and Other segment operating income includes derivative gains related to investments.

The table below sets forth operating income or loss and income or loss before income tax by business segment for the periods shown:

OPERATING INCOME (LOSS) AND INCOME (LOSS) BEFORE INCOME TAX

	Year Ended December 31
	2003	2002	2001
	(in thousands)
Operating income (loss)(1)
Life Marketing	$159,957	$125,419	$92,016
Acquisitions	96,700	96,418	69,251
Annuities	13,190	14,656	15,093
Stable Value Products	38,911	42,272	33,150
Asset Protection	16,019	(6,661)	38,063
Corporate and Other	(20,835)	(27,855)	(24,778)

Realized investment gains (losses)
Annuities	22,733	2,277	1,139
Stable Value Products	9,756	(7,061)	7,218
Corporate and Other	42,524	12,390	(12,298)
Less derivative gains related to investments(2)
Corporate and Other	(10,036)	(8,251)	(3,900)
Related amortization of deferred policy acquisition costs
Annuities	(18,947)	(1,981)	(996)

Income (loss) before income tax
Life Marketing	159,957	125,419	92,016
Acquisitions	96,700	96,418	69,251
Annuities	16,976	14,952	15,236
Stable Value Products	48,667	35,211	40,368
Asset Protection	16,019	(6,661)	38,063
Corporate and Other	11,653	(23,716)	(40,976)

Total income before income tax	$349,972	$241,623	$213,958

(1)               Income before income tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs.

(2)               Certain investments included in realized investment gains and considered a part of operating income.

LIFE MARKETING

The Life Marketing segment’s 2002 pretax operating income was $125.4 million, $33.4 million above 2001.  In the third quarter of 2002, Protective discovered that it had overpaid the reinsurance premiums due on certain life insurance policies, and indicated that it would be seeking recovery of approximately $94.5 million from several reinsurance companies.  At December, 31, 2002, Protective had recorded cash and receivables totaling $69.7 million, which reflected the amounts received at that date, and Protective’s estimate of amounts to be recovered in the future, based upon the information then available.

The corresponding increase in premiums and policy fees resulted in $62.5 million of additional amortization of deferred policy acquisition costs in 2002. The amortization of deferred policy acquisition costs took into account the amortization relating to the increase in premiums and policy fees as well as the additional amortization required should the remainder of the overpayment not be collected. The Life Marketing segment’s pretax operating income thereby increased $7.2 million which is the difference between the premiums recorded and the amount of such additional amortization.

Because the overpayments were made over a period of 10 years beginning in 1992, and had the effect of reducing the amortization of deferred policy acquisition costs during that period, Protective believes that no prior period results were materially understated and that no operating trends were materially affected as a result.

In addition to the increase from reinsurance recoveries, an increase of $7.2 million in 2002 is attributable to favorable mortality experience, and an increase of $19.0 million can be attributed to growth through sales.

The Life Marketing segment’s 2003 pretax operating income was $160.0 million, an increase of $34.5 million over 2002.  During 2003, Protective received payment from substantially all of the affected reinsurance companies.  As a result Protective increased premiums and policy fees by $18.4 million and amortization of deferred policy acquisition costs by $6.1 million, resulting in an increase in the Life Marketing segment’s pretax operating income of $12.3 million.  The remaining increase is attributable to growth of business-in-force due to strong sales in 2002 and 2003 and favorable expense variances as compared to pricing allowances.

ACQUISITIONS

In the ordinary course of business, the Acquisitions segment regularly considers acquisitions of blocks of policies or smaller insurance companies.  Policies acquired through the segment are usually administered as “closed” blocks; i.e., no new policies are being marketed.  Therefore, earnings from the Acquisitions segment are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made.

In 2002, the segment’s pretax operating income was $96.4 million, $27.2 million above 2001.  The Conseco and Standard coinsurance transactions and the acquisition of Inter-State and First Variable resulted in a $24.7 million increase in earnings in 2002.  Earnings on older acquired blocks of policies increased $2.4 million.  In 2003, the segment’s pretax operating income was $96.7 million, $0.3 million above 2002.  The Conseco transaction contributed a $9.1 million increase in earnings over 2002, and earnings from older acquired blocks of business decreased by $8.8 million.

ANNUITIES

The Annuities segment’s pretax operating income for 2002 was $14.7 million as compared to $15.1 million in 2001.  Fixed annuity earnings increased $1.2 million due to higher account balances.  This increase was more than offset by a decline in variable annuity earnings of $2.4 million due to the general decline in the equity markets. The segment’s 2003 pretax operating income was $13.2 million, a decrease of $1.5 million from 2002.  The decrease is primarily attributable to spread compression and the inability to capitalize excess expenses due to lower sales of fixed annuities caused by lower interest rates in 2003.  The segment had a $0.3 million realized investment gain (net of related amortization of deferred policy acquisition costs) in 2002 and a $3.8 million gain in 2003. As a result, total pretax income was $15.0 million in 2002 and $17.0 million in 2003.

Protective offers a guaranteed minimum death benefit feature (GMDB) on its variable annuity products.  Protective’s accounting policy has been to calculate its total exposure to GMDB, and then apply a mortality factor to determine the amount of claims that could be expected to occur in the coming twelve months.  Protective then accrues to that amount over four quarters.  At December 31, 2003, the total GMDB reserve was $5.1 million.  The total guaranteed amount payable under the GMDB feature based on variable annuity account balances at December 31, 2003, was $287.0 million, a decrease of $252.0 million from December 31, 2002, caused by an improvement in the equity markets.

In accordance with statutory accounting practices prescribed or permitted by regulatory authorities (which require the assumption that equity markets will significantly worsen), the Annuities segment reported GMDB related policy liabilities and accruals of $12.1 million at December 31, 2003, a decrease of $12.6 million from December 31, 2002.

Although positive performance in the equity markets in 2003 allowed Protective to decrease its GMDB related policy liabilities, the Annuities segment’s future results may be negatively affected by a slow economy.  Volatile equity markets could negatively affect sales of variable annuities and the fees the segment assesses on variable annuity contracts.  Lower interest rates have negatively affected sales of fixed annuities.  In this segment, equity market volatility may create uncertainty regarding the level of future profitability in the variable annuity business and the related rate of amortization of deferred policy acquisition costs.

STABLE VALUE PRODUCTS

The Stable Value Products segment’s 2002 pretax operating income was $42.3 million, $9.1 million above 2001. This increase is due primarily to higher average account balances and operating spreads.  Average account balances were $3.9 billion in 2002 as compared to $3.5 billion in 2001.  Operating spreads averaged 107 basis points in 2002 compared to an average of 90 basis points in 2001.  The segment’s 2003 pretax operating income was $38.9 million, a decrease of $3.4 million from 2002.  Average operating spreads were down to 96 basis points in 2003, causing the decrease in pretax operating income.  The primary reason for the spread compression was a reduction in yield caused by the high level of prepayments in the mortgage-backed securities portfolio in 2003.  The segments average quarterly account balances increased by $189.6 million in 2003 to $4.1 billion.  The segment had realized investment losses in 2002 of $7.1 million compared to gains of $9.8 million in 2003.  As a result, total income before income tax was $35.2 million in 2002 and $48.7 million in 2003.

Protective has registered a program with the Securities and Exchange Commission in which up to $3 billion of secured medium-term notes may be issued to the institutional market and InterNotes® may be issued to the retail market on a delayed (or shelf) basis.  Each series of notes will be issued by a separate trust and will be secured by one or more funding agreements issued by Protective.  Notes issued under the program will be accounted for in a manner consistent with Protective’s other stable value products (i.e., included in “stable value product account balances” in Protective’s balance sheet).  Protective issued $450 million of notes under this program in the fourth quarter of 2003 to institutional investors.

ASSET PROTECTION

The Asset Protection segment’s core lines of business are vehicle and marine service contracts and credit insurance.  The results of the Asset Protection segment have been significantly affected by general economic conditions.  The segment’s claims and corresponding loss ratios have increased in the current economic environment.  In addition, the segment has been exiting certain ancillary lines of business, which are not core to either the service contract or credit insurance businesses.

In 2002, as a result of the negative trends the Asset Protection segment was experiencing, Protective performed claims experience studies and other analyses and determined that it should increase its estimates of policy liabilities and accruals and write off certain deferred policy acquisition costs and receivables which resulted in a pretax charge of $25.6 million.

The Asset Protection segment had a pretax operating loss of $6.7 million in 2002, $44.8 million lower than the pretax operating income of $38.1 million in 2001.  The decrease included the $25.6 million charge discussed above.  The segment also experienced lower service contract administration fees of $2.8 million and lower earned credit premiums that reduced income $5.8 million.  Higher loss ratios in the vehicle service contract line lowered earnings $2.8 million.  Also, higher loss ratios in the segment’s ancillary lines led to higher losses of $5.2 million in 2002.  Included in the segment’s pretax loss for 2002 was $2.7 million of income related to the sale of the inactive charter of a small subsidiary compared to $2.0 million for a charter sale in 2001.  In addition, 2001 operating income included a change in estimate of $6.7 million related to reserves in certain credit lines.  All other items increased 2002 operating income by $3.5 million.

The segment had pretax operating income of $16.0 million in 2003.  Pretax operating income for the segment’s core lines of business was $17.0 million in 2003 as compared to $18.4 million in 2002.  Lower credit insurance results in 2003, caused by reduced sales, were partially offset by improved results on service contract lines in 2003.  The vehicle service contract line of business improved to contribute pretax operating income of $3.7 million in 2003, as compared to a pretax operating loss of $2.8 million in 2002, due to improving loss ratios caused by the effect of increasing prices in 2000 through 2003.  The marine service contract line’s pretax operating income improved to $6.0 million in 2003, $1.2 million better than in 2002.  Other core lines of business contributed $7.3 million of pretax operating income.  Included in pretax operating income in 2003, was the sale of an inactive charter which contributed $6.9 million of income.  Non-core lines of business and all other items decreased operating income by $7.9 million in 2003.

CORPORATE AND OTHER

The Corporate and Other segment consists primarily of net investment income on unallocated capital, interest expense on substantially all debt, several small non-strategic lines of business (primarily cancer insurance, residual value insurance, surety insurance, and group annuities), and earnings from various investment-related transactions.  In 2002, the segment had a pretax operating loss of $27.9 million, $3.1 million more than 2001.  The change relates to a $10.4 million increase in investment income allocated to the segment, which was partially offset by $10.3 million less income from the residual value, surety, and cancer lines.  Other items decreased income by $3.2 million in 2002.  Realized investment gains (net of derivative gains related to investments) in 2002 were $4.1 million.  As a result, the total pretax loss in 2002 was $23.7 million.

In 2003, the segment had a pretax operating loss of $20.8 million, $7.1 million less than 2002.  An increase in investment income allocated to the segment of $7.5 million was partially offset by a $3.5 million increase in expenses related to employee incentive plans and other corporate expenses.  In addition, earnings from the residual value and surety lines improved by $3.1 million.  Realized investment gains (net of derivative gains related to investments) in 2003 were $32.5 million.  As a result, total pretax income in 2003 was $11.7 million.

INCOME TAX EXPENSE

The following table sets forth the effective income tax rates relating to continuing operations for the periods shown:

Year Ended December 31	Effective Income Tax Rates

2001	32.9%
2002	34.9
2003	33.7

Management’s current estimate of the effective income tax rate for 2004 is approximately 34.0%.  The expected increase is primarily due to the expiration of certain tax credits.

DISCONTINUED OPERATIONS

On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued certain other remaining Dental Division related operations, primarily other health insurance lines.  In 2001, the loss from discontinued operations was $9.9 million (primarily due to the non-performance of reinsurers) and the loss from sale of discontinued operations was $17.8 million, both net of income tax.

CHANGE IN ACCOUNTING PRINCIPLE

On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  The adoption of SFAS No. 133 resulted in a cumulative $8.3 million charge to net income, net of $4.0 million income tax.

NET INCOME

The following table sets forth net income from continuing operations before cumulative effect of change in accounting principle and related per share information for the periods shown:

Year Ended December 31	Amount	Percent Increase/(Decrease)
	(in thousands)

2001	$143,501	26.8%
2002	157,394	9.7
2003	232,040	47.4

Net income from continuing operations before cumulative effect of change in accounting principle in 2002 of $157.4 million reflects improved operating earnings in the Life Marketing, Acquisitions, and Stable Value Products segments and higher realized investment gains, which were partially offset by lower operating earnings in the Annuities, Asset Protection, and Corporate and Other segments.  Net income from continuing operations before cumulative effect of change in accounting principle in 2003 of $232.0 million reflects improved operating earnings in the Life Marketing, Acquisitions, Asset Protection, and Corporate and Other segments and higher realized investment gains, which were partially offset by lower operating earnings in the Stable Value Products and Annuities segments.

KNOWN TRENDS AND UNCERTAINTIES

The operating results of companies in the insurance industry have historically been subject to significant fluctuations.  The factors which could affect Protective’s future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below.

Protective is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect Protective’s operations.

While Protective has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on Protective.  A natural disaster or an outbreak of an easily communicable disease could adversely affect the mortality or morbidity experience of Protective or its reinsurers.

Protective operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry.

Life and health insurance is a mature industry.  In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products.  Life and health insurance is a highly competitive industry.  Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.  Competition could result in, among other things, lower sales or higher lapses of existing products.

The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation.  Participants in certain of Protective’s independent distribution channels are also consolidating into larger organizations.  Some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets.  Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.  The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective’s products by substantially increasing the number and financial strength of potential competitors.

Protective’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

A ratings downgrade could adversely affect Protective’s ability to compete.

Rating organizations periodically review the financial performance and condition of insurers, including Protective’s subsidiaries.  In recent years, downgrades of insurance companies have occurred with increasing frequency.  A downgrade in the rating of Protective’s subsidiaries could adversely affect Protective’s ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.  Specifically, a ratings downgrade would materially harm Protective’s ability to sell certain products, including guaranteed investment products and funding agreements.

Rating organizations assign ratings based upon several factors.  While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control.  In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models.  Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company.  Protective cannot predict what actions the rating organizations may take, or what actions Protective may be required to take in response to the actions of the rating organizations, which could adversely affect Protective.

Protective’s policy claims fluctuate from period to period, and actual results could differ from its expectations.

Protective’s results may fluctuate from period to period due to fluctuations in policy claims received by Protective.  Certain of Protective’s businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine.  Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

Protective’s results may be negatively affected should actual experience differ from management’s assumptions and estimates.

In the conduct of business, Protective makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods.  These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of Protective’s balance sheet.  Protective’s actual experience, as well as changes in estimates, are used to prepare Protective’s statements of income.

The calculations Protective uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data.  Protective currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time.  Accordingly, Protective’s results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

The use of reinsurance introduces variability in Protective’s statements of income.

The timing of premium payments to, and receipt of expense allowances from, reinsurers may differ from Protective’s receipt of customer premium payments and incurrence of expenses.  These timing differences introduce variability in certain components of Protective’s statements of income, and may also introduce variability in Protective’s quarterly results.

Protective could be forced to sell investments at a loss to cover policyholder withdrawals.

Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances.  Protective and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities.  While Protective and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid.  If Protective or its subsidiaries experience unanticipated withdrawal or surrender activity, Protective or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms.  If Protective or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on Protective’s financial condition.

Interest-rate fluctuations could negatively affect Protective’s spread income or otherwise impact its business.

Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts.  Both rising and declining interest rates can negatively affect Protective’s spread income.  While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

From time to time, Protective has participated in securities repurchase transactions that have contributed to Protective’s investment income.  Such transactions involve some degree of risk that the counterparty may fail to perform its obligations to pay amounts owed and the collateral has insufficient value to satisfy the obligation.  No assurance can be given that such transactions will continue to be entered into and contribute to Protective’s investment income in the future.

Changes in interest rates may also impact its business in other ways.  Lower interest rates may result in lower sales of certain of Protective’s insurance and investment products.  In addition, certain of Protective’s insurance and investment products guarantee a minimum credited interest rate, and Protective could become unable to earn its spread income should interest rates decrease significantly.

Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income Protective receives in the form of prepayment fees, make-whole payments, and mortgage participation income.  Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

Additionally, Protective’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors.  The effectiveness of Protective’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

In general terms, Protective’s results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

Equity market volatility could negatively impact Protective’s business.

The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall.  Equity market volatility can also affect the profitability of variable products in other ways.

The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits incorporate various assumptions about the overall performance of equity markets over certain time periods.  The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

A deficiency in Protective’s systems could result in over or underpayments of amounts owed to or by Protective and/or errors in Protective’s critical assumptions or reported financial results.

The business of insurance necessarily involves the collection and dissemination of large amounts of data using systems operated by Protective.  Examples of data collected and analyzed include policy information, policy rates, expenses, mortality and morbidity experience.  To the extent that data input errors, systems errors, or systems failures are not identified and corrected by Protective’s internal controls, the information generated by the systems and used by Protective and/or supplied to business partners, policyholders, and others may be incorrect and may result in an overpayment or underpayment of amounts owed to or by Protective and/or Protective using incorrect assumptions in its business decisions or financial reporting.

In the third quarter of 2002, Protective discovered that the rates payable on certain life insurance policies were incorrectly entered into its reinsurance administrative system in 1991.  As a result, Protective overpaid to several reinsurance companies the reinsurance premiums related to such policies of approximately $94.5 million over a period of 10 years beginning in 1992.  Protective has received payment from substantially all of the affected reinsurance companies.

Insurance companies are highly regulated and subject to numerous legal restrictions and regulations.

Protective and its subsidiaries are subject to government regulation in each of the states in which they conduct business.  Such regulation is vested in state agencies having broad administrative power dealing with many aspects of Protective’s business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners.  At any given time, a number of financial and/or market conduct examinations of Protective’s subsidiaries is ongoing.  Protective is required to obtain state regulatory approval for rate increases for certain health insurance products, and Protective’s profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion.  From time to time, regulators raise issues during examinations or audits of Protective’s subsidiaries that could, if determined adversely, have a material impact on Protective. Protective cannot predict whether or when regulatory actions may be taken that could adversely affect Protective or its operations.  In addition, the interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact, particularly in areas such as health insurance.

Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA).  Severe penalties are imposed for breach of duties under ERISA.

Certain policies, contracts, and annuities offered by Protective and its subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission.  The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

Other types of regulation that could affect Protective and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, state anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, federal money laundering and anti-terrorism laws, and because Protective owns and operates real property state, federal, and local environmental laws.  Protective cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on Protective if enacted into law.

Changes to tax law or interpretations of existing tax law could adversely affect Protective and its ability to compete with non-insurance products or reduce the demand for certain insurance products.

Under the Internal Revenue Code of 1986, as amended (the “Code”), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products.  This favorable tax treatment may give certain of Protective’s products a competitive advantage over other non-insurance products.  To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies.  For example, changes in laws or regulations could restrict or eliminate the advantages of certain corporate or bank-owned life insurance products.  Recent changes in tax law, which have reduced the federal income tax rates on corporate dividends in certain circumstances, could make the tax advantages of investing in certain life insurance or annuity products less attractive.  Additionally, changes in tax law based on proposals to establish new tax advantaged retirement and life savings plans, if enacted, could reduce the tax advantage of investing in certain life insurance or annuity products.  In addition, life insurance products are often used to fund estate tax obligations.  Legislation has been enacted that would, over time, reduce and eventually eliminate the estate tax.  If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected.  Additionally, Protective is subject to the federal corporation income tax.  Protective cannot predict what changes to tax law or interpretations of existing tax law could adversely affect Protective.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters.  Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages.  In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration.  Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments.

Group health coverage issued through associations has received some negative coverage in the media as well as increased regulatory consideration and review.  Protective has a small closed block of group health insurance coverage that was issued to members of an association; a lawsuit is currently pending against Protective in connection with this business.

Protective, like other financial services companies, in the ordinary course of business is involved in such litigation and arbitration.  Although Protective cannot predict the outcome of any such litigation or arbitration, Protective does not believe that any such outcome will have a material impact on the financial condition or results of operations of Protective.

Protective’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business.

Protective’s ability to maintain low unit costs is dependent upon the level of new sales and persistency (continuation or renewal) of existing business.  A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings.  Although many of Protective’s products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered.  Some of Protective’s products do not contain surrender charge features and such products can be surrendered or exchanged without penalty.  A decrease in persistency may also result in higher claims.

Protective’s investments are subject to market and credit risks.

Protective’s invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values.  The value of Protective’s commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed.  Factors that may affect the overall default rate on, and market value of, Protective’s invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Protective may not realize its anticipated financial results from its acquisitions strategy.

Protective’s acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies.  There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

Additionally, in connection with its acquisitions, Protective assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers.  Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on Protective.

Protective is dependent on the performance of others.

Protective’s results may be affected by the performance of others because Protective has entered into various arrangements involving other parties.  For example, most of Protective’s products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties.  Additionally, Protective’s operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

Certain of these other parties may act on behalf of Protective or represent Protective in various capacities.  Consequently, Protective may be held responsible for obligations that arise from the acts or omissions of these other parties.

As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products.  Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of Protective’s insurance and investment products.

Protective’s reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect Protective.

Protective and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance.  Protective may enter into third-party reinsurance arrangements under which Protective will rely on the third party to collect premiums, pay claims, and/or perform customer service functions.  However, notwithstanding the transfer of related assets or other issues, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

Protective’s ability to compete is dependent on the availability of reinsurance.  Premium rates charged by Protective are based, in part, on the assumption that reinsurance will be available at a certain cost.  Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur with respect to existing reinsurance contracts.  Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, or if a reinsurer should fail to meet its obligations, Protective could be adversely affected.

Recently, certain commentators on the insurance industry have speculated that reinsurance might become more costly or less available in the future, which could have a negative effect on Protective’s ability to compete.  In recent years, the number of life reinsurers has decreased as the reinsurance industry has consolidated.  The decreased number of participants in the life reinsurance market results in increased concentration risk for insurers, including Protective.  In addition, some reinsurers have indicated an unwillingness to continue to reinsure new sales of long-term guarantee products.  If the reinsurance markets for these products further contracts, Protective’s ability to continue to offer such products would be adversely impacted.

Computer viruses or network security breaches could affect the data processing systems of Protective or its business partners.

A computer virus could affect the data processing systems of Protective or its business partners, destroying valuable data or making it difficult to conduct business.  In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems.

Protective’s ability to grow depends in large part upon the continued availability of capital.

Protective has recently deployed significant amounts of capital to support its sales and acquisitions efforts. Capital has also been consumed as Protective increased its reserves on the residual value product.  Although positive performance in the equity markets has recently allowed Protective to decrease its GMDB related policy liabilities and accruals, deterioration in these markets could lead to further capital consumption.  Although Protective believes it has sufficient capital to fund its immediate growth and capital needs, the amount of capital available can vary significantly from period to period due to a variety of circumstances, some of which are neither predictable nor foreseeable, nor within Protective’s control.  A lack of sufficient capital could impair Protective’s ability to grow.

New accounting rules or changes to existing accounting rules could negatively impact Protective’s reported financial results.

Like all publicly traded companies, PLC is required to comply with accounting principles generally accepted in the United States of America (GAAP).  A number of organizations are instrumental in the development of GAAP such as the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), and the American Institute of Certified Public Accountants (AICPA).  GAAP is subject to constant review by these organizations and others in an effort to address emerging issues and otherwise improve financial reporting.  In this regard, these organizations adopt new accounting rules and issue interpretive accounting guidance on a continual basis.  PLC and Protective can give no assurance that future changes to GAAP will not have a negative impact on Protective’s reported financial results.

RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  SFAS No. 133, as amended by SFAS Nos. 137, 138, and 149, requires Protective to record all derivative financial instruments at fair value on the balance sheet.  Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument.  The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $8.3 million and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001.  The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in Protective’s corporate bond portfolio.  In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts.  The adoption of SFAS No. 133 has introduced volatility into Protective’s reported net income and other comprehensive income depending on market conditions and Protective’s hedging activities.

On January 1, 2002, Protective adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets.  The standard replaces the requirement to amortize goodwill with one that calls for an annual impairment test, among other provisions.  Protective has performed an impairment test and determined that its goodwill was not impaired at October 31, 2003, and 2002.  The following table illustrates adjusted income from continuing operations before cumulative effect of change in accounting principle as if this pronouncement was adopted as of January 1, 2001:

	Year Ended December 31
	2003	2002	2001
	(in thousands)
Adjusted net income:
Income from continuing operations before cumulative effect of change in accounting principle	$232,040	$157,394	$143,501
Add back amortization of goodwill, net of income tax			1,838
Adjusted net income from continuing operations before cumulative effect of change in accounting principle	232,040	157,394	145,339
Loss from discontinued operations, net of income tax			(9,856)
Loss from sale of discontinued operations, net of income tax			(17,754)
Adjusted net income before cumulative effect of change in accounting principle	232,040	157,394	117,729
Cumulative effect of change in accounting principle, net of income tax			(8,341)
Adjusted net income	$232,040	$157,394	$109,388

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which was revised in December 2003.  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties.  The effective date of FIN 46 is March 31, 2004, for Protective.  Protective is currently evaluating the impact of FIN 46 on entities to be consolidated as of March 31, 2004.  Although Protective does not expect the implementation of the provisions of FIN 46, on March 31, 2004, to have a material impact on its results of operations, had the provisions been effective at December 31, 2003, Protective’s reported assets and liabilities would have increased by approximately $70 million.

On October 1, 2003, Protective adopted Derivatives Implementation Group Issue No. B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments” (DIG B36).  DIG B36 requires the bifurcation of embedded derivatives within certain modified coinsurance and funds withheld coinsurance arrangements that expose the creditor to credit risk of a company other than the debtor, even if the debtor owns as investment assets the third-party securities to which the creditor is exposed.  The adoption did not have a material impact on its financial condition or results of operations.

In July 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.”  SOP 03-1 is effective for fiscal years beginning after December 15, 2003.  SOP 03-1 provides guidance related to the reporting and disclosure of certain insurance contracts and separate accounts, including the calculation of guaranteed minimum death benefits (GMDB).  SOP 03-1 also addresses the capitalization and amortization of sales inducements to contract holders.  Had the provision been effective at December 31, 2003, Protective would have reported a GMDB accrual $0.3 million higher than currently reported.  Although the original intent of SOP 03-1 was to address the accounting for contract provisions not addressed by SFAS No. 97, such as guaranteed minimum death benefits within a variable annuity contract, it appears that SOP 03-1 contains language that may impact the accounting for universal life products in a material way.  The life insurance industry and some insurance companies have filed letters with the American Institute of Certified Public Accountants seeking clarification, guidance, delay and/or revision to more appropriately reflect the underlying economic issues of universal life insurance products.  Protective is currently evaluating the impact of SOP 03-1 on the accounting for its universal life products.

On December 31, 2003, Protective adopted SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised by the FASB in December 2003.  The FASB revised disclosure requirements for pension plans and other postretirement benefit plans to require more information.  The revision of SFAS No. 132 did not have a material effect on Protective’s financial position or results of operations.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act).  The Medicare Act introduces a prescription drug benefit for Medicare-eligible retirees in 2006, as well as a federal subsidy to plan sponsors that provide prescription drug benefits.  In accordance with FASB Staff Position No. 106-1, Protective has elected to defer recognizing the effects of the Medicare Act for its postretirement plans under FASB Statement No. 106, Employers’ Accounting for Postretirement Benefits Other than Pension until authoritative guidance on accounting for the federal subsidy is issued.  Protective anticipates that the Medicare Act will not have a material impact on the financial results of Protective; therefore the costs reported in Note L to the consolidated financial statements do not reflect these changes.  The final accounting guidance could require changes to previously reported information.

LIQUIDITY AND CAPITAL RESOURCES

Protective’s operations usually produce a positive cash flow.  This cash flow is used to fund an investment portfolio to finance future benefit payments.  Since future benefit payments largely represent medium- and long-term obligations reserved using certain assumed interest rates, Protective’s investments are predominantly in medium- and long-term, fixed-rate investments such as bonds and mortgage loans.

INVESTMENTS

Portfolio Description

Protective’s investment portfolio consists primarily of fixed maturity securities (bonds and redeemable preferred stocks) and commercial mortgage loans.  Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs.  However, Protective may sell any of its investments to maintain proper matching of assets and liabilities.  Accordingly, Protective has classified its fixed maturities and certain other securities as “available for sale.”

Protective’s investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost.  At December 31, 2003, Protective’s fixed maturity investments (bonds and redeemable preferred stocks) had a market value of $12.9 billion, which is 5.0% above amortized cost of $12.3 billion.  Protective had $2.7 billion in mortgage loans at December 31, 2003.  While Protective’s mortgage loans do not have quoted market values, at December 31, 2003, Protective estimates the market value of its mortgage loans to be $3.0 billion (using discounted cash flows from the next call date), which is 8.2% above amortized cost. Most of Protective’s mortgage loans have significant prepayment fees.  These assets are invested for terms approximately corresponding to anticipated future benefit payments.  Thus, market fluctuations are not expected to adversely affect liquidity.

At December 31, 2002, Protective’s fixed maturity investments had a market value of $11.7 billion, which was 3.9% above amortized cost of $11.2 billion.  Protective estimated the market value of its mortgage loans to be $2.8 billion at December 31, 2002, which was 12.2% above amortized cost of $2.5 billion.

The following table shows the carrying values of Protective’s invested assets.

	December 31
	2003		2002
	(in thousands)

Publicly issued bonds	$10,967,622	64.7%	$9,694,132	62.8%
Privately issued bonds	1,956,734	11.5	1,959,506	12.7
Redeemable preferred stock	3,164	0.0	1,827	0.0
Fixed maturities	12,927,520	76.2	11,655,465	75.5
Equity securities	30,521	0.2	48,799	0.3
Mortgage loans	2,733,722	16.1	2,518,151	16.3
Investment real estate	13,152	0.1	15,499	0.1
Policy loans	502,748	3.0	543,161	3.5
Other long-term investments	244,913	1.4	210,381	1.4
Short-term investments	510,635	3.0	447,155	2.9
Total investments	$16,963,211	100.0%	$15,438,611	100.0%

The following table sets forth the estimated market values of Protective’s fixed maturity investments and mortgage loans resulting from a hypothetical immediate 1 percentage point increase in interest rates from levels prevailing at December 31, and the percent change in market value the following estimated market values would represent.

At December 31	Amount	Percent Change
	(in millions)
2002
Fixed maturities	$11,084.3	(4.9)%
Mortgage loans	2,690.5	(4.8)
2003
Fixed maturities	$12,203.6	(5.6)%
Mortgage loans	2,816.1	(4.8)

Estimated market values were derived from the durations of Protective’s fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates.  While these estimated market values generally provide an indication of how sensitive the market values of Protective’s fixed maturities and mortgage loans are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

Protective participates in securities lending, primarily as an investment yield enhancement, whereby securities that are held as investments are loaned to third parties for short periods of time.  Protective requires collateral of 102% of the market value of the loaned securities to be separately maintained.  The loaned securities’ market value is monitored, on a daily basis, with additional collateral obtained as necessary.  At December 31, 2003, securities with a market value of $324.5 million were loaned under these agreements.  As collateral for the loaned securities, Protective receives short-term investments, which are recorded in “short-term investments” with a corresponding liability recorded in “other liabilities” to account for Protective’s obligation to return the collateral.

Risk Management and Impairment Review

Protective monitors the overall credit quality of Protective’s portfolio within general guidelines.  The following table shows Protective’s available for sale fixed maturities by credit rating at December 31, 2003.

S&P or Equivalent Designation	Market Value	Percent of Market Value
	(in thousands)

AAA	$4,713,838	36.5%
AA	774,834	6.0
A	2,977,975	23.0
BBB	3,474,563	26.9
Investment grade	11,941,210	92.4
BB	664,131	5.2
B	300,974	2.3
CCC or lower	13,344	0.1
In or near default	4,697	0.0
Below investment grade	983,146	7.6
Redeemable preferred stock	3,164	0.0
Total	$12,927,520	100.0%

Limiting bond exposure to any creditor group is another way Protective manages credit risk.  The following table summarizes Protective’s ten largest fixed maturity exposures to an individual creditor group as of December 31, 2003.

Creditor	Market Value

Berkshire Hathaway	$71.7
Citigroup	68.0
Kinder Morgan Partners	67.4
Progress Energy	64.5
Verizon	64.1
Cox Communications	63.5
Public Service Enterprise Group	61.7
Constellation Energy Group	60.4
Bank of America	59.0
American Electric Power	59.0

During 2003, Protective recorded pretax other-than-temporary impairments in its investments of $13.6 million.  In 2002, Protective recorded pretax other-than-temporary impairments in its investments of $17.8 million.

Protective’s management considers a number of factors when determining the impairment status of individual securities.  These include the economic condition of various industry segments and geographic locations and other areas of identified risks.  Although it is possible for the impairment of one investment to affect other investments, Protective engages in ongoing risk management to safeguard against and limit any further risk to its investment portfolio. Special attention is given to correlative risks within specific industries, related parties and business markets.

Once management has determined that a particular investment has suffered an other-than-temporary impairment, the asset is written down to its estimated fair value.  Protective generally considers a number of factors in determining whether the impairment is other-than-temporary.  These include, but are not limited to: 1) actions taken by rating agencies, 2) default by the issuer, 3) the significance of the decline, 4) the intent and ability of Protective to hold the investment until recovery, 5) the time period during which the decline has occurred, 6) an economic analysis of the issuer’s industry, and 7) the financial strength, liquidity, and recoverability of the issuer.  Management performs a security by security review each quarter in evaluating the need for any other-than-temporary impairments.  Although no set formula is used in this process, the investment performance and continued viability of the issuer are significant measures.

Protective generally considers a number of factors relating to the issuer in determining the financial strength, liquidity, and recoverability of an issuer.  These include but are not limited to: available collateral, tangible and intangible assets that might be available to repay debt, operating cash flows, financial ratios, access to capital markets, quality of management, market position, exposure to litigation or product warranties, and the effect of general economic conditions on the issuer.

There are certain risks and uncertainties associated with determining whether declines in market values are other-than-temporary.  These include significant changes in general economic conditions and business markets, trends in certain industry segments, interest rate fluctuations, rating agency actions, changes in significant accounting estimates and assumptions, commission of fraud and legislative actions.  Protective continuously monitors these factors as they relate to the investment portfolio in determining the status of each investment.  Provided below are additional facts concerning the potential effect upon Protective’s earnings should circumstances lead management to conclude that some of the current declines in market value are other-than-temporary.

Market values for private, non-traded securities are determined as follows: 1) Protective obtains estimates from independent pricing services or 2) Protective estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics.  The market value of private, non-traded securities was $1,956.7 million at December 31, 2003, representing 11.5% of Protective’s total invested assets.

Unrealized Gains and Losses

The majority of unrealized losses in Protective’s investment portfolio can be attributed to interest rate fluctuations and have been deemed temporary.  As indicated above, when Protective’s investment management deems an investment’s market value decline as other-than-temporary, it is written down to estimated market value.  In all cases, management will continue to carefully review and monitor each security.

The information presented below relates to investments at a certain point in time and is not necessarily indicative of the status of the portfolio at any time after December 31, 2003, the balance sheet date.  Furthermore, since the timing of recognizing realized gains and losses is largely based on management’s decisions as to the timing and selection of investments to be sold, the tables and information provided below should be considered within the context of the overall unrealized gain (loss) position of the portfolio.  At December 31, 2003, Protective had an overall net unrealized gain of $614.1 million.

For traded and private fixed maturity and equity securities held by Protective that are in an unrealized loss position at December 31, 2003, the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position are presented in the table below.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)

<= 90 days	$953,867	44.9%	$964,963	43.6%	$(11,096)	13.4%
>90 days but <= 180 days	721,961	34.0	744,905	33.8	(22,944)	27.9
>180 days but <= 270 days	219,312	10.3	231,500	10.5	(12,188)	14.8
>270 days but <= 1 year	23,483	1.1	25,410	1.2	(1,927)	2.3
>1 year but <= 2 years	92,724	4.4	97,917	4.4	(5,193)	6.3
>2 years but <= 3 years	37,099	1.7	41,176	1.9	(4,077)	5.0
>3 years but <= 4 years	2,560	0.1	2,857	0.1	(297)	0.4
>4 years but <= 5 years	31,559	1.5	36,814	1.7	(5,255)	6.4
>5 years	41,476	2.0	60,789	2.8	(19,313)	23.5
Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

At December 31, 2003, $24.5 million of securities in an unrealized loss position were securities issued in Protective-sponsored commercial mortgage loan securitizations, including $19.2 million in an unrealized loss position greater than five years.  Protective does not consider these unrealized loss positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective’s original expectations.

Protective has no material concentrations of issuers or guarantors of fixed maturity securities.  The industry segment composition of all securities in an unrealized loss position held by Protective at December 31, 2003, is presented in the following table.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)

Agency mortgages	$125,623	5.9%	$130,607	5.9%	$(4,984)	6.1%
Banks	176,174	8.3	178,656	8.1	(2,482)	3.0
Basic industrial	33,760	1.6	35,542	1.6	(1,782)	2.2
Brokerage	52,968	2.5	53,951	2.4	(983)	1.2
Capital goods	511	0.0	517	0.0	(6)	0.0
Communications	105,841	5.0	109,866	5.0	(4,025)	4.9
Consumer-cyclical	45,533	2.1	46,259	2.1	(726)	0.9
Consumer-noncyclical	67,854	3.2	70,120	3.2	(2,266)	2.8
Electric	397,666	18.7	412,023	18.7	(14,357)	17.4
Energy	114,662	5.4	117,935	5.3	(3,273)	4.0
Insurance	68,143	3.2	71,085	3.2	(2,942)	3.6
Municipal agencies	488	0.0	489	0.0	(1)	0.0
Natural gas	151,207	7.1	156,227	7.1	(5,020)	6.1
Non-agency mortgages	563,655	26.6	586,001	26.7	(22,346)	27.1
Other finance	74,585	3.5	82,252	3.7	(7,667)	9.3
Other industrial	7,343	0.3	7,395	0.3	(52)	0.1
Other utility	21	0.0	44	0.0	(23)	0.0
Technology	24,849	1.2	25,063	1.1	(214)	0.3
Transportation	97,393	4.7	106,415	4.9	(9,022)	10.9
U.S. Government	15,765	0.7	15,884	0.7	(119)	0.1
Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

The range of maturity dates for securities in an unrealized loss position at December 31, 2003 varies, with 11.5% maturing in less than 5 years, 23.2% maturing between 5 and 10 years, and 65.3% maturing after 10 years.  The following table shows the credit rating of securities in an unrealized loss position at December 31, 2003.

S&P or Equivalent Designation	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)

AAA/AA/A	$1,417,473	66.7%	$1,449,428	65.7%	$(31,955)	38.9%
BBB	458,807	21.6	476,849	21.6	(18,042)	21.9
Investment grade	1,876,280	88.3	1,926,277	87.3	(49,997)	60.8
BB	131,833	6.2	142,421	6.5	(10,588)	12.9
B	101,665	4.8	108,791	4.9	(7,126)	8.6
CCC or lower	13,143	0.6	27,491	1.2	(14,348)	17.4
In or near default	1,120	0.1	1,351	0.1	(231)	0.3
Below investment grade	247,761	11.7	280,054	12.7	(32,293)	39.2
Total	$2,124,041	100.0%	$2,206,331	100.0%	$(82,290)	100.0%

At December 31, 2003, 88.3% of total securities in an unrealized loss position were rated as investment grade.  Bonds rated less than investment grade were 5.8% of invested assets.  Protective generally purchases its investments with the intent to hold to maturity.  Protective does not consider these unrealized losses as other-than-temporary impairments.

At December 31, 2003, securities in an unrealized loss position that were rated as below investment grade represented 11.7% of the total market value and 39.2% of the total unrealized loss.  Unrealized losses related to below investment grade securities that had been in an unrealized loss position for more than twelve months were $28.9 million.  Bonds in an unrealized loss position rated less than investment grade were 1.5% of invested assets.  Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

The following table shows the estimated market value, amortized cost, unrealized loss and total time period that the security has been in an unrealized loss position for all below investment grade securities.

	Estimated Market Value	% Market Value	Amortized Cost	% Amortized Cost	Unrealized Loss	% Unrealized Loss
	(in thousands)

<= 90 days	$25,138	10.1%	$25,959	9.3%	$(821)	2.5%
>90 days but <= 180 days	34,423	13.9	35,497	12.7	(1,074)	3.3
>180 days but <= 270 days	40,369	16.3	41,363	14.8	(994)	3.1
>270 days but <= 1 year	14,111	5.7	14,567	5.2	(456)	1.4
>1 year but <= 2 years	34,399	13.9	38,085	13.6	(3,686)	11.4
>2 years but <= 3 years	29,901	12.1	32,746	11.7	(2,845)	8.8
>3 years but <= 4 years	1,919	0.8	2,044	0.7	(125)	0.4
>4 years but <= 5 years	26,182	10.6	30,335	10.8	(4,153)	12.9
>5 years	41,319	16.6	59,458	21.2	(18,139)	56.2
Total	$247,761	100.0%	$280,054	100.0%	$(32,293)	100.0%

At December 31, 2003, $21.1 million of below investment grade securities in an unrealized loss position were securities issued in Protective-sponsored commercial mortgage loan securitizations, including $18.1 million in an unrealized loss position greater than five years.  Protective does not consider these unrealized positions to be other-than-temporary, because the underlying mortgage loans continue to perform consistently with Protective’s original expectations.

Realized Losses

Realized losses are comprised of both write-downs on other-than-temporary impairments and actual sales of investments.

During the year ended December 31, 2003, Protective recorded pretax other-than-temporary impairments in its investments of $13.6 million as compared to $17.8 million in the year ended December 31, 2002.

As discussed earlier, Protective’s management considers several factors when determining other-than-temporary impairments.  Although Protective generally intends to hold securities until maturity, Protective may change its position as a result of a change in circumstances.  Any such decision is consistent with Protective’s classification of its investment portfolio as available for sale.  During the year ended December 31, 2003, Protective sold securities in an unrealized loss position with a market value of $524.8 million resulting in a realized loss of $6.3 million.  For such securities, the proceeds, realized loss and total time period that the security had been in an unrealized loss position are presented in the table below.

	Proceeds	% Proceeds	Realized Loss	% Realized Loss
	(in thousands)

<= 90 days	$454,692	86.6%	$1,242	19.7%
>90 days but <= 180 days	7,747	1.5	15	0.2
>180 days but <= 270 days	3,000	0.6	1,952	31.0
>270 days but <= 1 year	35,503	6.8	457	7.2
>1 year	23,808	4.5	2,648	41.9
Total	$524,750	100.0%	$6,314	100.0%

Mortgage Loans

Protective records mortgage loans net of an allowance for credit losses.  This allowance is calculated through analysis of specific loans that are believed to be at a higher risk of becoming impaired in the near future.  At December 31, 2003, Protective’s allowance for mortgage loan credit losses was $4.7 million.

For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate.  As of December 31, 2003, approximately $382.7 million of Protective’s mortgage loans have this participation feature.

At December 31, 2003, delinquent mortgage loans and foreclosed properties were 0.1% of invested assets.  Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

In the ordinary course of its commercial mortgage lending operations, Protective will commit to provide a mortgage loan before the property to be mortgaged has been built or acquired.  The mortgage loan commitment is a contractual obligation to fund a mortgage loan when called upon by the borrower.  The commitment is not recognized in Protective’s financial statements until the commitment is actually funded.  The mortgage loan commitment contains terms, including the rate of interest, which may be less than prevailing interest rates.

At December 31, 2003, Protective had outstanding mortgage loan commitments of $578.5 million with an estimated fair value of $595.7 million (using discounted cash flows from the first call date).  At December 31, 2002, Protective had outstanding commitments of $455.7 million with an estimated fair value of $494.1 million.  The following table sets forth the estimated fair value of Protective’s mortgage loan commitments resulting from a hypothetical immediate 1 percentage point increase in interest rate levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

At December 31	Amount	Percent Change
	(in millions)

2002	$468.4	(5.2)%
2003	566.1	(5.0)

The estimated fair values were derived from the durations of Protective’s outstanding mortgage loan commitments.  While these estimated fair values generally provide an indication of how sensitive the fair value of Protective’s outstanding commitments are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

LIABILITIES

Many of Protective’s products contain surrender charges and other features that reward persistency and penalize the early withdrawal of funds.  Certain stable value and annuity contracts have market-value adjustments that protect Protective against investment losses if interest rates are higher at the time of surrender than at the time of issue.

At December 31, 2003, Protective had policy liabilities and accruals of $9.7 billion.  Protective’s life insurance products have a weighted average minimum credited interest rate of approximately 4.6%.

At December 31, 2003, Protective had $4.7 billion of stable value product account balances with an estimated fair value of $4.7 billion (using discounted cash flows), and $3.5 billion of annuity account balances with an estimated fair value of $3.5 billion (using surrender values).

At December 31, 2002, Protective had $4.0 billion of stable value product account balances with an estimated fair value of $4.1 billion, and $3.7 billion of annuity account balances with an estimated fair value of $3.8 billion.

The following table sets forth the estimated fair values of Protective’s stable value product and annuity account balances resulting from a hypothetical immediate 1 percentage point decrease in interest rates from levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

At December 31	Amount	Percent Change
	(in millions)

2002
Stable value product account balances	$4,198.4	1.8%
Annuity account balances	3,966.6	4.5
2003
Stable value product account balances	$4,817.2	1.7%
Annuity account balances	3,642.0	4.8

Estimated fair values were derived from the durations of Protective’s stable value product and annuity account balances.  While these estimated fair values generally provide an indication of how sensitive the fair values of Protective’s stable value and annuity account balances are to changes in interest rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

Approximately 10% of Protective’s liabilities relate to products (primary whole life insurance), the profitability of which could be affected by changes in interest rates.  The effect of such changes in any one year is not expected to be material.

DERIVATIVE FINANCIAL INSTRUMENTS

Protective uses a risk management strategy that incorporates the use of derivative financial instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

Combinations of interest rate swap contracts, futures contracts, and option contracts are sometimes used to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities.  Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date.  Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time.  Protective used interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments, and liabilities.  Swap contracts are also used to alter the effective durations of assets and liabilities.  Protective uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

Derivative instruments expose Protective to credit and market risk.  Protective minimizes its credit risk by entering into transactions with highly rated counterparties.  Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. Protective’s asset/liability committee is responsible for implementing various strategies to mitigate or eliminate certain financial and market risks.  These strategies are developed through the committee’s analysis of data from financial simulation models and other internal and industry sources and are then incorporated into Protective’s overall interest rate and currency exchange risk management strategies.

At December 31, 2003, contracts with a notional amount of $2.2 billion were in a $169.0 million net gain position.  At December 31, 2002, contracts with a notional amount of $6.0 billion were in an $83.9 million net gain position.  Protective recognized an $8.2 million realized investment gain, a $4.7 million realized investment loss, and a $2.2 million realized investment gain in 2003, 2002, and 2001, respectively, related to derivative financial instruments.

The following table sets forth the December 31 notional amount and fair value of Protective’s interest rate risk related derivative financial instruments, and the estimated fair value resulting from a hypothetical immediate plus and minus one percentage point change in interest rates from levels prevailing at December 31.

	Notional	Fair Value at	Fair Value Resulting From an Immediate +/-1% Change in Interest Rates
	Amount	December 31	+1%	-1%
	(in millions)

2002
Option
Puts	$4,000.0	$1.2	$2.5	$0.0
Futures	570.0	(11.9)	8.3	(30.9)
Fixed to floating
Swaps	731.5	35.7	22.1	50.2
Floating to fixed
Swaps	135.0	(16.7)	(11.7)	(21.6)
	$5,436.5	$8.3	$21.2	$(2.3)
2003
Option
Puts	$1,300.0	$0.5	$1.2	$0.0
Fixed to floating
Swaps	303.7	31.0	21.0	41.5
Floating to fixed
Swaps	175.1	(16.1)	(12.3)	(19.0)
	$1,778.8	$15.4	$9.9	$22.5

Protective is also subject to foreign exchange risk arising from stable value contracts denominated in foreign currencies and related foreign currency swaps.  At December 31, 2003, stable value contracts of $416.1 million had a foreign exchange loss of approximately $151.8 million and the related foreign currency swaps had a net unrealized gain of approximately $154.4 million.  At December 31, 2002, stable value contracts of $539.2 million had a foreign exchange loss of approximately $86.5 million and the related foreign currency swaps had a net unrealized gain of approximately $78.4 million.

The following table sets forth the notional amount and fair value of the funding agreements and related foreign currency swaps at December 31, and the estimated fair value resulting from a hypothetical 10% change in quoted foreign currency exchange rates from levels prevailing at December 31.

	Notional	Fair Value at	Fair Value Resulting From an Immediate +/-10% Change in Foreign Currency Exchange Rates
	Amount	December 31	+10%	-10%
	(in millions)
2002
Stable Value Contracts	$539.2	$(86.5)	$(149.1)	$(24.0)
Foreign Currency Swaps	539.2	78.4	124.5	32.3
	$1,078.4	$(8.1)	$(24.6)	$8.3
2003
Stable Value Contracts	$416.1	$(151.8)	$(208.6)	$(95.0)
Foreign Currency Swaps	416.1	154.4	180.6	128.2
	$832.2	$2.6	$(28.0)	$33.2

Estimated gains and losses were derived using pricing models specific to derivative financial instruments.  While these estimated gains and losses generally provide an indication of how sensitive Protective’s derivative financial instruments are to changes in interest rates and foreign currency exchange rates, they do not represent management’s view of future market changes, and actual market results may differ from these estimates.

Protective is exploring other uses of derivative financial instruments.

ASSET/LIABILITY MANAGEMENT

Protective’s asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics.  It is Protective’s policy to generally maintain asset and liability durations within one-half year of one another, although, from time to time, a broader interval may be allowed.

Protective believes its asset/liability management programs and procedures and certain product features provide protection for Protective against the effects of changes in interest rates under various scenarios.  Additionally, Protective believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts.  However, Protective’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity and other factors, and the effectiveness of Protective’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from those assumptions.

Cash outflows related to stable value contracts (primarily maturing contracts, scheduled interest payments, and expected withdrawals) were approximately $1,100.1 million during 2003. Cash outflows related to stable value contracts are estimated to be approximately $1,106.1 million in 2004. Protective’s asset/liability management programs and procedures take into account maturing contracts and expected withdrawals. Accordingly, Protective does not expect stable value contract related cash outflows to have an unusual effect on the future operations and liquidity of Protective.

Protective and its insurance subsidiaries were committed at December 31, 2003, to fund mortgage loans in the amount of $578.5 million.  Protective held $621.7 million in cash and short-term investments at December 31, 2003. Protective Life Corporation had an additional $1.1 million in cash and short-term investments available for general corporate purposes.

While Protective generally anticipates that the cash flow of its subsidiaries will be sufficient to meet their investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may, from time to time, exceed the funds then available.  Therefore, Protective has arranged sources of credit for its insurance subsidiaries to use when needed.  Protective expects that the rate received on its investments will equal or exceed its borrowing rate.  Additionally, Protective may, from time to time, sell short-duration stable value products to complement its cash management practices.

Protective has also used securitization transactions involving its commercial mortgage loans to increase its liquidity.

CAPITAL

At December 31, 2003, Protective Life Corporation had $25.0 million outstanding under its $200 million revolving lines of credit due October 1, 2005, at an interest rate of 1.64%.

As disclosed in the Notes to the Consolidated Financial Statements, at December 31, 2003, approximately $1,386.9 million of consolidated share-owner’s equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC.  In addition, the states in which Protective and its insurance subsidiaries are domiciled impose certain restrictions on their ability to pay dividends to PLC.  In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period.  Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner.  The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2004 is estimated to be $293.8 million.

A life insurance company’s statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company’s state of domicile.  Statutory accounting rules are different from accounting principles generally accepted in the United States of America and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs.  The NAIC’s risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula.  The achievement of long-term growth will require growth in the statutory capital of

Protective’s insurance subsidiaries.  The subsidiaries may secure additional statutory capital through various sources, such as retained statutory earnings or equity contributions by PLC.

CONTRACTUAL OBLIGATIONS

The table below sets forth future maturities of stable value products, notes payable, operating lease obligation, and mortgage loan commitments.

	2004	2005-2006	2007-2008	After 2008
	(in thousands)

Stable value products	$1,156,511	$2,018,613	$1,378,341	$123,066
Note payable	2,234
Operating lease obligation	1,530	3,061	66,255
Other property lease obligations	5,730	9,459	5,646	9,313
Mortgage loan commitments	578,546

The table above excludes liabilities related to separate accounts of $2,220.8 million.  Separate account liabilities represent funds maintained for contract holders who bear the related investment risk.  These liabilities are supported by assets that are legally segregated and are not subject to claims that arise from other business activities of Protective.  These assets and liabilities are separately identified on the consolidated balance sheets of Protective.  The table also excludes future cash flows related to certain insurance liabilities due to the uncertainty with respect to the timing of the cash flows.

IMPACT OF INFLATION

Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefit and protection.  Higher interest rates may result in higher sales of certain of Protective’s investment products.

The higher interest rates that have traditionally accompanied inflation could also affect Protective’s operations.  Policy loans increase as policy loan interest rates become relatively more attractive.  As interest rates increase, disintermediation of stable value and annuity account balances and individual life policy cash values may increase.  The market value of Protective’s fixed-rate, long-term investments may decrease, Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans, and Protective’s ability to make attractive mortgage loans, including participating mortgage loans, may decrease.  In addition, participating mortgage loan income may decrease.  The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.